SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 29, 2011

Date of Report (Date of Earliest Event Reported)

HARRIS INTERACTIVE INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27577	16-1538028
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

161 Sixth Avenue, New York, New York		10013
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number Including Area Code: (212) 539-9600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.05. Costs Associated with Exit or Disposal Activities.

Facilities Consolidation

On June 29, 2011, the Board of Directors (the “Board”) of Harris Interactive Inc. (the “Company”) approved the Company’s plan to reduce its leased premises in Norwalk, Connecticut, Portland, Oregon, and Brentford, United Kingdom. This plan, which allows the Company to reduce its facilities-related costs by pursuing subleases for excess space at each of these locations, will result in lease exit costs of approximately $1.9 million that will be recognized principally in the fourth quarter of fiscal 2011.

The Company will continue to evaluate its leased office space needs relative to the overall needs of the business.

Section 5 — Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Compensation

On June 29, 2011, the Compensation Committee of the Board recommended, and the Board approved, modifications to the compensatory arrangement for its Chairman, Howard Shecter, to reflect the increased advisory role he is expected to have as the Company transitions to new senior management and pursues key strategic initiatives. Specifically, during fiscal year 2012, Mr. Shecter will receive a cash retainer of $10,000 per month and a restricted stock grant of 120,000 shares that vest 1/12 per month on the 15th day of each month, commencing on July 15, 2011, in lieu of the cash retainer and equity grants that he would have otherwise received for his service as a director and Chairman of the Board in fiscal year 2012.

Separation Agreement

The Company entered into a letter agreement with Enzo Micali, its former Global Executive Vice President, Technology, Operations and Panel, and Chief Information Officer, effective July 1, 2011 (the “Micali Separation Agreement”), pursuant to which the parties agreed that in connection with his departure from the Company (as previously reported in the Company’s Current Report on Form 8-K filed on June 24, 2011), Mr. Micali will continue to receive his bi-weekly salary through the month of January 2012, in the same manner and frequency as he was compensated prior to his departure from the Company. Additionally, Mr. Micali will receive, on a bi-weekly basis, the cash equivalent of the Company’s share of his health and medical premiums at his employee rate at the time of separation. The Micali Separation Agreement also provides for a customary release of claims by Mr. Micali, mutual non-disparagement obligations, and the survival of certain terms of Mr. Micali’s offer letter agreement, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Separation Agreement between the Company and Enzo Micali, effective July 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS INTERACTIVE INC.

(Registrant)

By:	/s/ Marc H. Levin
Name:	Marc H. Levin
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

Dated: July 6, 2011

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

Exhibit 10.1	Separation Agreement between the Company and Enzo Micali, effective July 1, 2011.